Exhibit 10.1

THIS AGREEMENT, dated as of February 26, 2010 (this “Agreement”), is by and among MARINA DISTRICT DEVELOPMENT HOLDING CO., LLC (the “Company”). BOYD ATLANTIC CITY, INC., a New Jersey corporation (“Boyd Sub”). BOYD GAMING CORPORATION, a Nevada corporation (“Boyd”). MAC, CORP., a New Jersey corporation (“MR Sub”), and MGM MIRAGE, a Delaware corporation.

Reference is made to (a) the Operating Agreement of the Company (the “Operating Agreement”), adopted pursuant to the Contribution and Adoption Agreement, dated as of December 13, 2000, among the Company, Boyd Sub and MR Sub (the Operating Agreement, taken together with the amendments thereto pursuant to this Agreement, is sometimes referred to in this Agreement as the “Amended Operating Agreement”), and (b) the proposed Stipulation of Settlement (as hereinafter defined). Capitalized terms used and not otherwise defined herein shall have the meanings respectively ascribed thereto in the Operating Agreement.

In consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Boyd Sub hereby (a) approves the Transfer by MR Sub of its entire Interest (the “Subject Interest”) to the Trust (as hereinafter defined) and (b) agrees that the requirements of Section 11.4 of the Operating Agreement shall not apply to such Transfer. Upon such Transfer, the Trust shall, without necessity of any approval, consent or acknowledgment by Boyd Sub, (i) be admitted as a Member of the Company in the place of MR Sub, (ii) succeed to the Capital Account of MR Sub and (iii) have all rights of a Member under the Amended Operating Agreement and all rights under the Amended Operating Agreement incident to the ownership of the Subject Interest, and the Trustee (as hereinafter defined) shall have the power to exercise all such rights. Boyd Sub will remain the Managing Member following the Transfer of the Subject Interest to the Trust, subject to the provisions of the Amended Operating Agreement (including Section 9.3 thereof).

2. Boyd Sub acknowledges that the purpose of the Trust is to provide for the sale of the Subject Interest (and certain related assets contemplated by the Stipulation of Settlement) and the remittance of the proceeds therefrom to MGM MIRAGE (the economic beneficiary of the Trust) or its designated subsidiary or Affiliate. The Company and Boyd Sub agree to cooperate, as may reasonably be requested by MGM MIRAGE or the Trustee, in connection with efforts to market and (subject to the right of first refusal with respect to Interests under Section 11.4 of the Amended Operating Agreement), sell the Subject Interest and such related assets. Notwithstanding anything to the contrary in the Amended Operating Agreement or otherwise, Boyd Sub:

(a) agrees that the Company shall, and Boyd Sub shall and shall cause the Company and its subsidiaries to, (i) afford to MGM MIRAGE and the Trustee (as applicable), their respective representatives and advisors, and entities and persons to whom the Subject Interest is marketed on behalf of MGM MIRAGE or the Trustee (“Bidders”), and the respective representatives, advisors and financing sources of Bidders (“Bidder Team Members”), such access to the Company’s and its subsidiaries’ properties, contracts, commitments, ledgers, books and records (subject to Section 3(b) of this Agreement), and to appropriate officers, employees, representatives and accountants of the Company and its subsidiaries as reasonably designated by the Company, in each case, as may reasonably be requested by MGM MIRAGE or the Trustee to facilitate the investigation, marketing, valuation and sale (and financing for a buyer’s acquisition) of the Subject Interest, (ii) direct appropriate members of senior management of the Company and its subsidiaries, as reasonably designated by the Company, and representatives of the Company’s independent auditors, to participate in a reasonable number of meetings and due diligence sessions with Bidders, Bidder Team Members, MGM MIRAGE, the Trustee, and their respective and representatives and advisors, in connection with such investigation, marketing, valuation, sale and financing, and (iii) cooperate with and, as may reasonably be requested by MGM MIRAGE or the Trustee, assist MGM MIRAGE and the Trustee, in providing information to be utilized in the preparation of marketing materials with respect to the Subject Interest, and disclosure schedules and similar documents in connection with any agreement to sell the Subject Interest;

(b) (i) hereby approves and consents to the Transfer by the Trust of the Subject Interest to a Third Party, subject only to the requirements of Section 11.4 of the Amended Operating Agreement, and (ii) agrees that upon a sale of the Subject Interest by the Trust, the transferee of the Subject Interest shall (subject to the requirements under the New Jersey Casino Control Act, but without necessity of any approval, consent or acknowledgment by Boyd Sub) be admitted as a Member of the Company in the place of the Trust and have all rights of a Member under the Amended Operating Agreement and all rights under the Amended Operating Agreement incident to the ownership of the Subject Interest and, without limiting the generality of the foregoing, the Trust, MGM MIRAGE and MR Sub shall be entitled to assign their respective rights under the Amended Operating Agreement and in and to related assets, in whole or in part in their discretion, to such transferee; and

(c) agrees that, if requested to do so by the Trust or the transferee of the Subject Interest, the Managing Member, on behalf of the Company, shall elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Section 754 of the Code for the Company’s taxable year in which the sale of the Subject Interest by the Trust occurs. For the avoidance of doubt, Section 7.8(a) of the Operating Agreement remains in effect and is not limited by this Agreement.

3. (a) In connection with any disclosure by MGM MIRAGE or the Trustee to a Bidder of Company confidential information, MGM MIRAGE or the Trustee, as the case may be, shall require such Bidder to agree in writing to maintain the confidentiality of such information on terms customary for a sale transaction comparable to the sale transaction contemplated herein and in the Stipulation of Settlement, and the Company shall be a third-party beneficiary of each such confidentiality agreement. MGM MIRAGE or the Trustee shall make good faith efforts to negotiate such confidentiality agreement and the initial draft of such confidentiality agreement provided to each Bidder shall be based on the form of confidentiality agreement agreed to as of the date hereof by the parties hereto and attached as Exhibit A. Following execution of each such confidentiality agreement, Boyd Sub shall be provided a copy thereof.

(b) Boyd Sub shall not be required to provide to Bidders (i) the confidential patron database of the Company, or any summary thereof or detailed information related thereto

(provided that Boyd Sub shall in any event make available the total number of patrons in the patron database of the Company, the geographic breakdown (reflected on a percentage basis) of patrons identified in such database and semi-annual reports on the number of patrons added to the patron database); (ii) any individual or departmental salaries and wages, other than as may be included in any union collective bargaining agreement; (iii) confidential prospective marketing strategies and plans, or the effectiveness or results of the implementation thereof; (iv) confidential settlement agreements (provided that Boyd Sub shall in any event make available information relating to liabilities relating to such settlement agreements and a fair description of the claims, their background and status (however the names (but not a fair description) of the individual parties may be redacted)); (v) confidential security or surveillance reports of the Company’s hotel and casino facility, except for information that would reasonably be expected to be material to an evaluation of the Subject Interest; and (vi) vendor price lists and purchase contracts (provided that Boyd Sub shall in any event make available (A) a summary of material terms of purchase contracts that are relevant to the evaluation of the Subject Interest by the Bidder, (B) purchase contracts providing for payments by or to the Company or any of its subsidiaries in excess of $ 1 million in any fiscal year and $3 million in the aggregate during the term thereof, or that include non-competition, non-solicitation or exclusivity covenants and (C) other contracts that are material to the Company or its subsidiaries, their business and operations). Notwithstanding anything to the contrary in the foregoing, in connection with late stage negotiations between MGM MIRAGE or the Trustee and one or more bona fide Bidders (as determined in the respective good faith discretion of MGM MIRAGE or the Trustee provided that no Bidder shall be deemed bona fide if they have not submitted a bid in writing, whether or not conditional) relating to a possible sale of the Subject Interest (a “Determination”), following reasonable notice to Boyd Sub of such Determination, meetings shall be promptly scheduled to provide a reasonable level of detail and information, including appropriate documents, data or other materials withheld pursuant to clauses (ii), (iv) and (vi) of the preceding sentence, to each such Bidder’s outside legal counsel, accountants and other professional outside advisors in supervised data rooms, provided that such outside legal counsel, accountants and other professional outside advisors may not photocopy such documents, data and other materials. Likewise, appropriate officers, employees, representatives and accountants of the Company shall meet with each such bona fide Bidder to discuss matters related to (iii) above, at a level of detail that is not likely to divulge important trade secrets of the Company, but rather is intended to give a bona fide Bidder an overview of marketing issues at a level that is customary and appropriate under the circumstances for the evaluation of a purchase of the Subject Interest.

4. Boyd Sub, and any Affiliates thereof, shall not incur liability to MGM MIRAGE (or any of its Affiliates), the Trust, any Bidder or any transferee of the Subject Interest from the Trust, in each case, resulting from the provision by MGM MIRAGE of information about the Company or the Subject Interest to Bidders in connection with MGM MIRAGE’s efforts to market and sell the Subject Interest, except in respect of information provided by Boyd Sub or the Company, and provided, however, that the foregoing shall not waive or limit any liability that Boyd Sub (and Affiliates thereof) may have that is unrelated to the provision of such information in connection with such efforts to market and sell.

5. Subject to the occurrence of the Transfer of the Subject Interest to the Trust (the “Effective Time”). MGM MIRAGE agrees as follows:

(a) if, concurrently with or following the occurrence of a Specified Distribution (as hereinafter defined) and prior to the sale of the Subject Interest by the Trust, the Trust shall have received a cash distribution from the Company of Distributable Cash in an amount not less than $10,000,0000 (a “Trust Distribution”). MGM MIRAGE agrees that the Trust shall provide for $10,000,0000 to be paid to Boyd Sub; and

(b) following the sale of the Subject Interest by the Trust and the remittance of the proceeds of such sale to MGM MIRAGE or MR Sub, MGM MIRAGE shall cause the Subject Amount (as hereinafter defined) to be paid to Boyd Sub. The “Subject Amount” shall mean: (i) if a Trust Distribution shall not have been received by the Trust, an amount equal to the greater of (A) the Net Proceeds Portion (as hereinafter defined) and (B) $10,000,000; and (ii) if a Trust Distribution shall have been received by the Trust, an amount (if any) equal to the positive number excess (if any) of the Net Proceeds Portion minus $10,000,000. The “Net Proceeds Portion” shall mean an amount equal to three percent (3%) of the cash sale price proceeds received by MGM MIRAGE or MR Sub from a sale of the Subject Interest by the Trust.

6. Subject to the occurrence of, and effective upon, the Effective Time, the Operating Agreement is hereby amended as follows:

(a) The following defined terms are added to Section 1.10 of the Operating Agreement:

“Stipulation of Settlement” means a Stipulation of Settlement executed on behalf of MGM MIRAGE and the State of New Jersey, Department of Law and Public Safety, Division of Gaming Enforcement, In The Matter of The Reopened 2005 Casino License Hearing of Marina District Development Company, LLC.

“Trust” means the trust established pursuant to (i) the Stipulation of Settlement and (ii) a Trust Agreement among MGM MIRAGE, MR Sub and the Trustee.

“Trust Holding Period” means the period commencing at the time MR Sub Transfers its Interest to the Trust and the Trust becomes a Member and ending at such time thereafter as the Trust Transfers its Interest and the transferee becomes a Member.

“Trustee” means, at any time, the person serving at such time as trustee of the Trust.”

(b) Section 5.2(e) of the Operating Agreement is restated to read in its entirety as follows:

“If the additional capital contributions of Boyd Sub pursuant to the first sentence of Section 3.3(a) hereof and pursuant to Section 3.3(b) hereof exceed the fair market value of the sum of the Property and the other tangible and intangible property referred to in Section 3.2(c) hereof at the time of the conveyance of the Property to the Company as specified in Section 3.2(c) hereof, upon liquidation of the Company in accordance with Article 13 hereof MR Sub shall be allocated items of income and gain, including gross income if necessary, in an amount equal to the positive difference, if any, of (i) the excess of such additional capital contributions over such fair market value, over (ii) the amount of Specified Distributions to Boyd Sub pursuant to Section 6.2(b) of this Agreement.”

(c) The following paragraph is added to the end of Section 6.2 of the Operating Agreement:

“If the Company shall refinance its indebtedness under terms and in circumstances that permit the Company to make a one time distribution to Members of at least $30,807,493 of Distributable Cash, the Managing Member shall then be entitled to a one time return of capital distribution from the Company of $30,807,493 of such Distributable Cash (a “Specified Distribution”), and all other Distributable Cash shall continue to be distributed to the Members pro rata in accordance with the provisions of this Article 6 set forth above this sentence.”

(d) The following paragraph (e) is added to Section 7.3 of the Operating Agreement:

“(e) To the extent that a report required to be provided by the Managing Member hereunder was due for periods preceding the Company’s 2008 fiscal year and (ii) was not, as of January 14, 2010, (A) prepared by the Managing Member or the Company or (B) requested by MR Sub (an “Omitted Old Report”), then the Managing Member shall not be obligated to prepare and deliver such Omitted Old Report unless a Member (the “Requesting Member”) shall inform the Company that the Requesting Member has discovered that it requires such Omitted Old Report (or information to be included therein) (i) for preparation of tax returns or required financial statements (or amendments thereto), (ii) to comply with a regulatory requirement or a request from regulators, (iii) to defend claims, (iv) to pursue claims (provided that if the claim is by the Requesting Member against the Managing Member, the Requesting Member shall state that the Requesting Member reasonably believes that information to be covered by an Omitted Report could establish, or assist the Requesting Member in realizing, a material asset, right or remedy in favor of the Requesting Member) or (v) for other purposes that constitute good faith and reasonable cause from the perspective of the Requesting Member. For the avoidance of doubt, the preceding sentence shall not limit the obligation of the Managing Member to prepare and deliver, as and when required by this Agreement, all financial statements, certifications, audit reports and other reports and information required by this Agreement, other than an Omitted Old Report.”

(e) The text in Section 7.10 of the Operating Agreement is restated to read in its entirety as follows:

“Capital Expenditure Reserve Account. Upon opening of the Facility, Managing Member shall create a reserve for capital expenditures (the “Capital Expenditure Reserve Account”) into which Managing Member shall pay monthly amounts equal to three percent (3%) of the Company’s earnings before interest, depreciation and amortization accrued during the preceding calendar month, as calculated by Managing Member pursuant to generally accepted principles of accounting in the gaming industry. The Capital Expenditure Reserve Account shall be used exclusively for the replacement of capital equipment and for improvements to, renovations of or enhancements to the Facility in accordance with Managing Member’s business judgement, above and beyond any capital expenditure items contained in the annual Capital Expenditure Budget approved by the Members as set forth in Section 7.11 hereof. The funds for the Capital Expenditures Reserve Account shall be deposited into a bank account in accordance with the terms of Section 7.7 hereof. The signature of an authorized representative of Managing Member shall be the only signature required to make withdrawals (by check or otherwise) from such account, provided that the monies withdrawn are to be used only for the purposes set forth herein. Notwithstanding the first sentence of this Section 7.10, the Members acknowledge and agree that from and after the opening of the Facility, Managing Member shall have the right, but not the obligation, to fund the Capital Expenditure Reserve Account with cash, but the lack of funding shall not affect the calculation of the amount of the Capital Expenditure Reserve Account, No Member shall have any obligation to make a capital contribution to the Company to fund the Capital Expenditure Reserve Account.”

(f) The following proviso is added to the end of Section 9.2(e) of the Operating Agreement:

“provided that, during the Trust Holding Period, the approval of the Trustee shall not be required for a refinancing of Company indebtedness if such refinancing (i) is provided on an arm’s-length basis and does not provide, directly or indirectly, for any fee, other compensation or other financial accommodation to the Managing Member or any Affiliates of the Managing Member other than the Company, (ii) does not provide for any payment, commitment, pledge or guaranty by, or recourse against, any past, current or future Member and (iii) does not provide for any right to accelerate obligations (or otherwise require any payment to the lenders) upon any Transfer of an Interest by, or change in control of, any Member other than Boyd Sub;”

(g) The text in Section 9.2(g) of the Operating Agreement is restated to read in its entirety as follows:

“capital expenditures in excess of any funds contained in the Capital Expenditure Reserve Account other than (i) any capital expenditures included in a Capital Expenditure Budget prepared by the Managing Member and approved by the Non-Managing Member as provided herein, (ii) any capital expenditures that are Project Costs to be incurred in accordance with the terms hereof, or (iii) during the Trust Holding Period, other capital expenditures to the extent paid for ordinary course maintenance of the Borgata Hotel Casino facility (consistent with past practice, or as otherwise reasonably necessary), and not exceeding $25,000,000 in the aggregate under this clause (iii) during any 12 consecutive month period;”

(h) The figure “$500,000” in Section 9.2(i) of the Operating Agreement is replaced with “$1,000,000”.

(i) The following proviso is added to the end of Section 9.2(k) of the Operating Agreement:

“provided that, during the Trust Holding Period, the approval of the Trustee shall not be required for the retention of any of (A) PricewaterhouseCoopers, (B) Deloitte Touche Tohmatsu, (C) Ernst & Young or (D) KPMG to audit the Company’s financial statements and prepare its tax returns;”

(j) The text Section 9.2(m) of the Operating Agreement is replaced with the following: “[intentionally omitted];”

(k) The figure “$50,000” in Section 9.2(n) of the Operating Agreement is replaced with “$200,000”.

(1) The word “and” is inserted at the end of Section 9.2(o) of the Operating Agreement and the text “; and” at the end of Section 9.2(p) of the Operating Agreement is deleted and replaced with “.”.

(m) Section 9.2(q) of the Operating Agreement is deleted in its entirety.

(n) In the second sentence of Section 9.3(a) of the Operating Agreement:

(i) the word “or” is inserted immediately before clause (iii);

(ii) clauses (iv), (v) and (vi) (from and including “; (iv)” to and including “Force Majeure Event(s) specified therein”) are deleted; and

(iii) the words “specified in (i) through (vi) above” are replaced with “specified in (i) through (iii) above”.

(o) In the third sentence of Section 9.3(a), the percentage “3.5%” is replaced with “1.5%”.

(p) The fourth and fifth sentences of Section 9.3(a) of the Operating Agreement are deleted.

(q) The following sentence is added to the end of Section 9.4 of the Operating Agreement:

“The Managing Member shall designate from time to time appropriate senior executives and managers of the Managing Member and of the Company to serve as primary points of contact for inquiries by Members regarding the Company’s operations.”

(r) The following proviso is added to the end of the second sentence of Section 9.5(a) of the Operating Agreement:

“and provided that the approval of the Trustee shall not be required for an appointment or replacement of the chief executive officer (or equivalent officer) of the Company during the Trust Holding Period”

(s) The second and third sentences of Section 11.2(d) of the Operating Agreement are restated to read in their entirety as follows:

“All Transfers shall contain an agreement of the transferee to accept the Transfer and to accept and adopt all of the applicable provisions of this Agreement. The Member making a Permitted Transfer shall execute, acknowledge and deliver all such documents and instruments as may be necessary or desirable to effectuate such Transfer, and shall pay all costs and expenses incurred by the Company in connection with such Transfer.”

(t) The following text in the first sentence of Section 11.2(e) of the Operating Agreement is deleted:

“or would cause a default under any agreement or instrument to which the Company is a party or by which it is bound”

(u) The proviso in Section 11.4(a) of the Operating Agreement is restated to read in its entirety as follows:

“, provided that the Member wishing to Transfer its Interest (the “Initiating Member”) first offers the Interest (or portion thereof) to the other Member as provided in this Section 11.4. Notwithstanding anything to the contrary in this Agreement, Boyd Sub may not Transfer, without the consent of all Members, all or any part of its Interest in the Company, pursuant to this Section 11.4 or otherwise, if such Transfer would cause a default or acceleration under any agreement or instrument to which the Company is party or by which it is bound.”

(v) Section 11.4(c) of the Operating Agreement is restated to read in its entirety as follows:

“(c) If the Responding Member does not deliver the Acceptance Notice within the 30-day period referred to above, the Initiating Member may, within 90 days (or such longer period, not in excess of 180 days, as may be necessary for the Third Party to satisfy applicable regulatory requirements) after the expiration of such 30-day period, consummate the proposed Transfer to a Third Party on the terms set forth in the Offering Notice or on substantially similar terms. If the Initiating Member does not consummate the proposed Transfer within such period, the proposed Transfer may not be effected unless the Initiating Member again complies with the provisions of this Section 11.4.”

7. For the avoidance of doubt, the obligation, pursuant to the Stipulation of Settlement and the Trust Agreement for the Trust, to Transfer the Subject Interest, shall be deemed not to breach any provision of the Operating Agreement or Amended Operating Agreement, it being understood that Section 11.4 of the Amended Operating Agreement shall be complied with in connection with a sale of the Subject Interest from the Trust to a Third Party.

8. (a) Subject to the occurrence of, and effective from and after, the Effective Time, (a) the Company’s rent payment obligation (but not any property tax or other reimbursement obligation) under the Surface Lot Ground Lease, as amended, dated August 20,

2004 (“Surface Lot Ground Lease”) is waived in respect of the period from the Effective Time until such lease expires or is terminated in accordance with its terms, and (b) the rent (but not any property tax or other reimbursement obligation) payable by the Company in respect of post-Effective Time periods under each of the Employee Parking Ground Lease, as amended, dated January 16, 2002 (“Employee Parking Ground Lease”). Expansion Ground Lease, as amended, dated January 1, 2005 (“Expansion Ground Lease”) and Tower Expansion & Additional Structured Parking Ground Lease, as amended, dated January 1, 2005 (“Tower Expansion & Additional Structured Parking Ground Lease”) is reduced by 10%, respectively, from the rent in effect immediately prior to the Effective Time, in each case, subject to future increase pursuant to CPI escalators and other adjustment provisions set forth therein.

(b) Pursuant to the terms of each of the Surface Lot Ground Lease, Employee Parking Ground Lease, Expansion Ground Lease and Tower Expansion & Additional Structured Parking Ground Lease (collectively, the “Leases”), notice is hereby given that MR Sub shall, subject to the occurrence of the Transfer of the Subject Interest to the Trust, assign all of its right, title and interest, as landlord, in and to each of the Leases to the Trust. Boyd Sub and the Company hereby waive any longer notice that may be required under the Leases in respect of such assignments.

9. (a) The provisions of this Agreement may not be waived, amended or repealed, in whole or in part, by any of the parties hereto, except with the written consent of each of the parties hereto.

(b) This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) This Agreement, together with the Operating Agreement (as amended by this Agreement), constitutes the complete and exclusive statement of the agreement among the parties hereto with respect to the subject matter of this Agreement.

(e) Each of the parties hereto agrees to perform any further acts and execute, acknowledge and deliver any documents or instruments which may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding its conflict of law principles. In the event of any litigation between the parties concerning or arising out of this Agreement, the parties hereby consent to the exclusive jurisdiction of the federal and state courts in New Jersey.

10. Notwithstanding anything to the contrary in Sections 7.10 and 9.2 in the Amended Operating Agreement, during the Trust Holding Period (as such term is defined in the Amended Operating Agreement) (A) the Capital Expenditure Reserve Account shall not be funded, (B) no capital expenditures shall be made using the Capital Expenditure Reserve Account and (C) no capital expenditures shall be made except as specifically provided pursuant to clauses (i) through (iii) of Section 9.2(g) of the Amended Operating Agreement.

11. MR Sub represents that, to the Knowledge of MR Sub (as defined below), as of the date of this Agreement there is no breach of the Operating Agreement that has had a material adverse effect on the business, operations and financial condition of the Company and its subsidiaries, taken as a whole. Boyd Sub represents that, to the Knowledge of Boyd Sub (as defined below), as of the date of this Agreement there is no breach of the Operating Agreement that has had a material adverse effect on the business, operations and financial condition of the Company and its subsidiaries, taken as a whole. For purposes of this Section: (a) “Knowledge of MR Sub” means the actual knowledge, as of the date of this Agreement, of James J. Murren, John M. McManus, William Hombuckle and Daniel J. D’Arrigo, without any duty of inquiry and which shall not encompass constructive, imputed or similar concepts of knowledge; and (b) “Knowledge of Boyd Sub” means the actual knowledge, as of the date of this Agreement, of William S. Boyd, Keith Smith, Robert L. Boughner, Brian A. Larson, Joseph Corbo and Auggie Cippolini, without any duty of inquiry and which shall not encompass constructive, imputed or similar concepts of knowledge.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MARINA DISTRICT DEVELOPMENT HOLDING CO., LLC

By:	/s/ Keith Smith
Name:	Keith Smith
Title:	Manager and Vice President

BOYD ATLANTIC CITY, INC.

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Title:	Vice President and Assistant Secretary

BOYD GAMING CORPORATION

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Title:	Executive Vice President, Secretary and General Counsel

MAC, CORP.

By:	/s/ John McManus
Name:	John McManus
Title:	Secretary

MGM MIRAGE

By:	/s/ John McManus
Name:	John McManus
Title:	Secretary